BLUCORA, INC. 8-K

Exhibit 99.1

Avantax Announces Appointment of Tabitha Bailey as Chief Legal Officer and Corporate Secretary

DALLAS, January 26, 2023 – Avantax, Inc. (NASDAQ: AVTA) (formerly known as Blucora, Inc. (NASDAQ: BCOR)), a leading provider of tax-focused wealth management services, today announced that Tabitha Bailey has been appointed Chief Legal Officer and Corporate Secretary, succeeding Ann J. Bruder, who has stepped down from her role as Chief Legal, Development and Administration Officer after nearly six years in the role. Ms. Bruder has agreed to continue to work with Avantax in a consulting role through the end of June to support the transition.

“Tabitha has been a meaningful member of the Avantax team since she first joined the company, and we are very pleased to announce her appointment as Chief Legal Officer and Corporate Secretary. Avantax has significant opportunity with the wealth management sector, and Tabitha’s deep expertise in governance, SEC compliance, strategic and commercial transactions and other corporate matters will be an important aspect of helping us meet our objectives,” said Chris Walters, Chief Executive Officer. “On behalf of the entire leadership team and the board of directors, I would also like to thank Ann for her extensive contributions to the company as we grew our distinctive lines of business and unlocked value for our shareholders, including through the sale of TaxAct. We wish her all the best in her future endeavors.”

“I am thrilled to hand the reins of the Legal and Compliance organizations to Tabitha, who is a skilled and strategic leader as well as an exceptional attorney. I wish Tabitha and Avantax every success in the future,” said Ms. Bruder.

Ms. Bailey joined Avantax in November 2020 as Vice President, Legal Affairs and SEC Counsel. Prior to Avantax, Ms. Bailey spent just under two years as Vice President, General Counsel and Corporate Secretary at TransAtlantic Petroleum Ltd. Earlier in her career, she worked in private practice for seven years. She received her Juris Doctorate degree from Vanderbilt University Law School and Bachelor of Arts degree in International Studies from the University of Mississippi.

About Avantax®

Avantax, Inc. (NASDAQ: AVTA) delivers tax-focused wealth management solutions for Financial Professionals, tax professionals and CPA firms, supporting our goal of minimizing clients’ tax burdens through comprehensive tax-focused financial planning. We have two distinct, but related, models within our business: the independent Financial Professional model and the employee-based model. We refer to our independent Financial Professional model as Avantax Wealth Management®. Avantax Wealth Management offers services through its registered broker-dealer, registered investment advisor (RIA), and insurance agency subsidiaries and is a leading U.S. tax-focused independent broker-dealer that works with a nationwide network of Financial Professionals operating as independent contractors. We refer to our employee-based model as Avantax Planning Partners℠. Avantax Planning Partners offers services through its RIA and insurance agency by partnering with CPA firms to provide their consumer and small-business clients with holistic financial planning and advisory services. Collectively, we had $73 billion in total client assets as of September 30, 2022.

For additional information, please visit us at www.avantax.com.

Investors:

Dee Littrell

Investor Relations

(972) 870-6463

IR@Avantax.com

Media:

Gagnier Communications

Dan Gagnier

(646) 569-5897

avantax@gagnierfc.com